Exhibit 5.4

Suite 900 Purdy’s Wharf Tower One 1959 Upper Water Street Halifax, NS Canada B3J 3N2	Correspondence: P.O. Box 997 Halifax, NS Canada B3J 2X2	Telephone: 902.420.3200 Fax: 902.420.1417 halifax@smss.com www.smss.com	Charles S. Reagh Direct Dial: 902.420.3335 Direct Fax: 902.496.6173 csr@smss.com

File No: NS1032-550

May 12, 2005

CITY TELECOM (H.K.) LIMITED

CITY TELECOM (CANADA) INCORPORATED

Ladies and Gentlemen:

Re:	US$125,000,000 aggregate principal amount of 8.75% Senior Notes due 2015 issued pursuant to Registration Statement on Form F-4 and Form S-4 of City Telecom (H.K.) Limited (the “Company”)

We have acted as special counsel in the Province of Nova Scotia to City Telecom Canada Incorporated, a Nova Scotia limited company (the “Guarantor”), in connection with the offer by the Company to exchange up to US$125,000,000 aggregate principal amount of its 8.75% Senior Notes due 2015 (the “Exchange Notes”) for all of its outstanding 8.75% Senior Notes due 2015 (the “Private Notes”) issued pursuant to an Indenture dated January 20, 2005 (the “Indenture”), among, inter alia, the Company, the Guarantor and certain other parties as Note Guarantors in favour of Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). The Private Notes are guaranteed by the Guarantor and other Note Guarantors on a joint and several basis pursuant to the Indenture in favour of each Noteholder and the Trustee and the Exchange Notes will be guaranteed by the Guarantor and other Note Guarantors on a joint and several basis pursuant to the Indenture in favour of each Noteholder and the Trustee (the “Exchange Guarantee”).

We understand that the Company has filed a Registration Statement on Form F-4 and Form S-4 (File No. 333-123432) (the “Registration Statement”) with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the “Securities Act”), with respect to the Exchange Notes.

In rendering this opinion, we have examined and relied upon executed originals, counterparts or copies of such documents, records and certificates (including certificates of public officials and officers of the Guarantor) as we considered necessary or appropriate for enabling us to express the opinions set forth below including, without limitation:

(a) the Indenture;

May 12, 2005

(b) a certificate of status (the “Certificate of Status”) pertaining to the Guarantor issued on behalf of the Registrar of Joint Stock Companies for the Province, dated May 11, 2005;

(d) the memorandum of association, articles of association, records of corporate proceedings, written resolutions and registers of the Guarantor contained in the minute book of the Guarantor;

(e) a resolution of the board of directors the Guarantor authorizing, among other things, the execution, delivery and performance of the Indenture and the Exchange Guarantee and the filing of the Registration Statement; and

(f) a certificate of an officer of the Guarantor dated the date hereof together with an officer’s certificate dated January 20, 2005 referred to therein (collectively, the “Officer’s Certificate”).

As a basis for our opinions expressed below, we have assumed the completeness, truth, currency and accuracy of all facts in official public records, indices, registers and filing systems and certificates and other documents supplied by public officials, including, without limitation, the Certificate of Status and that all facts addressed and statements made in certificates supplied to us by an officer of the Guarantor, including the Officer’s Certificate, are complete, true and accurate as of, and at all material times prior to, the date of this letter. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies.

Based upon and subject to the foregoing, we are of the opinion that:

A.	The Guarantor is duly incorporated and validly existing under the laws of the Province of Nova Scotia and is in good standing as to the payment of annual fees and filing of annual returns under the laws of the Province of Nova Scotia.

B.	The Guarantor has full corporate power and capacity to enter into and execute the Registration Statement, and to perform its obligations under the section thereof titled “Registration Rights for Outstanding Notes”, subject to the qualifications that (i) under the Interest on Judgments Act (Nova Scotia), interest after judgment may be limited to a rate which is less than a rate specified in the Registration Statement, (ii) Section 347 of the Criminal Code (Canada) prohibits the entering into of an agreement to pay, and prohibits the payment of “interest” at a “criminal rate” (as such terms are defined therein), and (iii) Section 4 of the Interest Act (Canada) may restrict the amount of interest payable (directly or indirectly) by the Guarantor to the rate or percentage of five per cent (5%) per annum.

C.	The execution and delivery of the Exchange Notes Guarantees of the Exchange Notes by the Guarantor have been duly authorized by all necessary corporate action on its behalf and, when the Registration Statement has become effective under the United States Securities Act of 1933 and the Exchange Notes Guarantees are executed and delivered in accordance with the terms of the Exchange Offer and the Indenture in exchange for the guarantees of the Private Notes, the Exchange Notes Guarantees will have been validly executed and delivered by the Guarantor.

May 12, 2005

The opinions expressed herein are limited to the laws of the Province of Nova Scotia and the federal laws of Canada in effect on the date hereof as they presently apply and we express no opinion herein as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.4 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Yours truly,

STEWART MCKELVEY STIRLING SCALES

CERTIFICATE OF STATUS

Registry Number

3012641

I hereby certify that according to the records of this office CITY TELECOM (CANADA) INCORPORATED was incorporated on October 6, 1997 under the Companies Act of Nova Scotia and is a valid and subsisting company.

I further certify that according to the records of this office CITY TELECOM (CANADA) INCORPORATED was registered under the Corporations Registration Act of Nova Scotia on October 6, 1997 and the certificate is still in force.

May 11, 2005
Agent of the Registrar of Joint Stock Companies	Date of Issue